EXHIBIT 10.25



                              EMPLOYMENT AGREEMENT
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                  This Employment Agreement ("Agreement") is made and effective as of January 27, 2005 between TEMECULA VALLEY BANK, N.A., a national banking association ("Bank") and ROBERT FLORES ("Executive").

                                  R E C I T A L
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                  Bank desires that Executive be employed as Executive Vice
President/SBA National Sales Manager of Bank and Executive desires to be so employed subject to the terms and conditions herein stated.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

     1. TERM OF EMPLOYMENT.

     1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period ("Term") commencing during the first week of February 2005 or to be determined otherwise (the actual date that Executive commences his employment is the "Commencement Date"), and terminating on such date and upon such terms as provided for in Section 4 hereof.

     2. DUTIES OF EXECUTIVE.

     2.1. Duties. Executive shall perform the duties of Executive Vice President/SBA National Sales Manager, as assigned by Bank's Chief Executive Officer, subject to the powers by law vested in the Board of Directors of Bank and in Bank's Shareholder. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Association and Bylaws.

     2.2. Exclusivity. Executive shall devote substantially all of Executive's productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors of Bank, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; and (ii) serve in any capacity in civic, charitable or social organizations, provided, however, that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank.

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     3. COMPENSATION AND BENEFITS.

     3.1. Salary. For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive $180,000 during the Term ("Base Salary"), beginning with the Commencement Date, payable in equal installments in accordance with Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, and at least once each calendar year grant such additional "merit" increases, if any, in, the Base Salary as are determined after review to be appropriate in the discretion of the Board of Directors.

     3.2. Bonus. Executive shall be entitled to an Incentive Bonus, determined in accordance with this Section. The Incentive Bonus shall equal 20 basis points of the total original principal amount of originated 7a and 504 SBA loans ("SBA Loans") as well as construction, conventional and business & industry loans related to and made in conjunction with SBA Loans, if such loans were generated by and processed through Bank's SBA Department, as reasonably determined by Bank. The Incentive Bonus shall be paid based upon monthly originations (or any partial calendar month hereunder) within 30 days of the end of the applicable calendar month. Negative adjustments to the Incentive Bonus shall be made with respect to any loans that ultimately do not fund.

     3.3. Vacation. Executive shall be entitled to 20 days of vacation leave each year of the Term accruing in accordance with Bank policy. Vacation time shall not accumulate but at the end of each year of the Term, Executive shall be entitled to vacation pay in lieu of vacation.

     3.4. Equipment. Bank shall provide for Executive's use an automobile, the selection of which shall be mutually agreed upon by the Chief Executive Officer and Executive, provided that the acquisition price shall not exceed $65,000. Bank shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related to such automobile during the Term. Upon the request of Executive, Bank will provide a new, replacement automobile upon the first to occur of the lapse of 36 months of use of the automobile or the automobile has been driven 100,000 miles. Bank shall also provide Executive with a cellular phone for Executive's reasonable use in the performance of his duties hereunder. Bank shall pay all reasonable expenses in connection with the business use of such cellular phone.

     3.5. Group Medical and Other Benefits. Bank shall provide for Executive, at Bank's expense, participation in the medical and other benefit plans offered to other similarly titled employees of Bank, commencing on the first day of the month following Executive's start date. Bank will reimburse Executive for any COBRA costs incurred in maintaining insurance coverage between the Commencement Date and the effective date of coverage under the Bank's medical and other benefit plans. Executive will become eligible to participate in Bank's 401(k) Plan on the first day of the month following the 90th day after the Commencement Date.

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     3.6.  Sick Leave.  Executive  shall be entitled to sick leave in accordance with Bank's personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid in lieu thereof.

     3.7. Stock Options. As soon as practicable after the Commencement Date, Executive shall receive an incentive stock option under the Temecula Valley Bancorp Inc. ("Company") 2004 Stock Incentive Plan ("Plan") which will entitle Executive, upon vesting, to purchase up to an aggregate of 20,000 shares of the Company's common stock. The vesting schedule shall provide for vesting of one-third of the options at the end of each of the next three successive 12 month periods of the Term, subject to all applicable provisions of the Plan and the stock option agreement to be entered into between Executive and Company.

     3.8. Salary Deferment Program. Bank will use its best efforts to afford Executive, as soon as practicable after the Commencement Date, a salary deferment plan that provides for the payment of per annum interest of at least 10%, and such other terms that are acceptable to Bank and Executive.

     3.9. Salary Continuation Plan. Subject to Executive's successful passing of a required physical examination and insurability, as determined by Bank and Bank's insurance provider, Executive shall receive a salary continuation plan that provides for an annual $100,000 benefit, during the Term, when Executive reaches the age of 65 for up to 15 years.

     4. TERMINATION.

     4.1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

     (a) A material breach by Executive of any of the express terms or provisions of this Agreement;

     (b) Executive is charged with criminal activity or pleads guilty to or nolo contendere to, criminal activity;

     (c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

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     (d) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith;

     (e) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

     (f) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

     (g) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

     (h) The death of the Executive.

     4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, this Agreement may be terminated by either party without cause upon written notice to the other.

     4.3. Compensation Upon Termination. If Executive's employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to Section 4.2, Executive shall then only be entitled to receive his Base Salary through the effective date of such termination. If Executive's employment is terminated by Bank pursuant to Section 4.2 or within six months before or after a Change of Control, as defined in Section 4.4, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the same amount as if the termination had been pursuant to Section 4.1, plus a Severance Payment in an amount equal to the greater of: (i) $90,000, or (ii) Executive's Base Salary (as in effect immediately prior to termination) for the severance period, which shall, for this purpose, be six months from the effective date of termination. The Severance Payment shall be payable over six months, in equal installments, in accordance with the Bank's normal payroll practices.

     4.4. Vesting of Options Upon Change of Control. Executive's option agreements covering Company stock options to be issued to him, from time to time, shall provide that in the event of a Change of Control (as defined below), all options shall vest immediately prior to any Change of Control. "Change of Control" means: (a) more than 50% of the Company's voting stock is transferred to a person or entity that is not, prior to the transaction, a Bank "Affiliate," as that term is defined in 12 U.S.C. Section 371c or (b) a merger, consolidation or other transaction or series of transactions pursuant to which Company's shareholders prior to such transaction or series of transactions own less than 50% of the voting control of the resulting entity after such transaction.

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     5. GENERAL PROVISIONS.

     5.1. Ownership of Books and Records; Confidentiality.

     (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

     (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank. Executive shall not solicit any Bank employee or Bank customer to become an employee or customer of another institution until six months following his termination of employment. Trade secrets excludes the identities of those individuals or entities and information relating to those individuals or entities known by Executive prior to his employment by Bank.

     5.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.

     5.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

            To Bank:          Temecula Valley Bank, N.A.
                              27710 Jefferson Drive, Suite A100
                              Temecula, California 92590
                              Attn: Stephen H. Wacknitz, President /
                                    Chief Executive Officer
                              Facsimile:        (909) 694-9194

            With a copy to:   Stephanie E. Allen, Esq.
                              McAndrews, Allen & Matson
                              2040 Main Street, 14th Floor
                              Irvine, CA  92614
                              Facsimile:        (949) 955-3723

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or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

     5.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

     5.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

     5.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

     5.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

     5.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

     5.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

     5.10. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

     5.11. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.


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     5.12. Indemnity.  Bank agrees that in the event Executive's immediate prior employer ("Prior Employer") asserts any claim,  demand or suit against Executive
based   upon  a  breach  of   Section  5  or  6  of  the   Confidentiality   and
Non-Solicitation Agreement Executive entered into with his Prior Employer, then Bank shall pay or reimburse Executive for costs, expenses (including reasonable attorneys fees), judgments and settlements in connection with any such claim, demand or suit.

     5.13. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

                  IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                  Bank:      TEMECULA VALLEY BANK, N.A.


                             By:      /s/
                                      Stephen H. Wacknitz
                                      President and Chief Executive Officer


                  Executive: /s/
                             Robert Flores

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